SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                _________

                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934



                    Date of Report:  August 23, 1994
                    (Date of earliest event reported)


                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)

                 _______________________________________
     (Former name or former address, if changed since last report.)

                           Page 1 of 10 pages.

                    The Exhibit Index appears at Page 3

 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

 (c)  Exhibits

    (99) Press release and additional information.


 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                             DEERE & COMPANY



                              By   /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary


 Dated:  August 23, 1994

                              EXHIBIT INDEX



                                         Sequential Page
Number and Description of Exhibit       Number


 (99) Press release and additional
     information                        Pg. 4

                                       EXHIBIT 99

FOR IMMEDIATE RELEASE (23 August 1994)

     MOLINE, ILLINOIS -- Deere & Company today reported record third quarter net income totaling $157.7 million or $1.82 per share. This is the fourth consecutive quarter in which the company has reported record earnings for that quarter. The 1994 third quarter results increased by 74 percent or approximately $67 million compared with last year's restated net income of $90.8 million or $1.19 per share. The third quarter of Deere & Company's fiscal year ended July 31.
     The 1993 third quarter net income of the equipment
operations
and the financial services subsidiaries has been restated for accounting changes primarily related to postretirement benefits expense. The accounting changes were adopted in the fourth quarter of 1993, effective retroactively to November 1, 1992.
     Worldwide net sales and revenues increased 14 percent to $2.327 billion in the third quarter of 1994 from $2.049 billion during the same period last year. Total worldwide production tonnage was up 17 percent compared with the third quarter of 1993.
     Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "The company's results for the quarter reflected continued improvement compared with a year ago primarily due to higher North American production and sales volumes, as well as improved operating efficiencies and better than previously anticipated results from our overseas operations. The efficiency improvements were particularly important to our better quarterly results. These continuing efforts to enhance efficiency should provide the company with a sound basis for the future. Price realization also improved during the quarter as sales incentive costs continued to decline from last year's levels.
Additionally,
net income from our financial services subsidiaries remained at a strong level during the current quarter."
     "The third quarter production increase would have been even higher if not for the impact of the initial production start-up of our new large row-crop tractor line," Becherer said.  "These start-
up activities are planned to be completed during September 1994 when production should return to more normal levels. Fourth quarter production of certain vehicles may be affected by the availability of tires, which remained in tight supply at the end of the quarter."
     Net sales of equipment were $ 1.979 billion in the quarter, an
increase of 15 percent compared with $1.727 billion in the third quarter of 1993. Net sales and revenues also include revenues of the company's credit, insurance and health care operations, which totaled $324 million in the third quarter of 1994 compared with $297 million last year.
     Worldwide net income for the first nine months of 1994
totaled
$434.0 million or $5.04 per share compared with restated income of
$154.9 million or $2.01 per share before special items during the same period last year. The increase was primarily due to higher production and sales volumes, reflecting higher retail sales and reduced factory production shutdowns in 1994. Operating efficiencies also continued to improve compared with the same period last year. For the first nine months of 1993, the restated
net loss after special items was $1.030 billion or $13.32 per share, which included $1.105 billion for the cumulative effect of accounting changes and $80.0 million of overseas restructuring charges.
     Worldwide production tonnage during the first nine months of 1994 was 19 percent higher than in the same period last year. Worldwide net sales and revenues were $6.514 billion during the initial nine months of 1994, a 17 percent increase compared to $5.578 billion in the same period last year. Net sales of equipment increased 19 percent to $5.514 billion for the first nine months of 1994 from $4.630 billion during the same period of
1993.
The company's financial services revenues totaled $931 million during the first nine months of 1994, a seven percent increase compared with $873 million during the same period last year.
     "North American retail sales of John Deere agricultural equipment during the third quarter and the first nine months of 1994 continued at levels higher than last year," Becherer said. "North American lawn and grounds care equipment retail sales for the third quarter and year-to-date were at strong levels compared with last year, reflecting continued growth in the general economy.
North American retail sales of John Deere industrial equipment were
significantly higher in both the quarter and the first nine
months
compared with a year ago, primarily resulting from increases in residential and public construction activity. Overseas industry retail demand for agricultural equipment in 1994 improved in many of our markets compared to last year. However, industry retail demand in Western Europe remained at historically low levels.
     "    As previously announced, Deere & Company is in the
process of
finalizing the purchase of the Homelite division of Textron,
Inc.,"
Becherer said. "Homelite is a leading producer of outdoor power equipment, including string trimmers, chain saws, leaf blowers, brushcutters and related equipment for homeowner and commercial markets. This purchase is expected to be completed early in the fourth quarter of 1994. This acquisition represents another important step in the company's commitment to profitable growth in our lawn and grounds care operations."
     Worldwide equipment operations, which exclude the financial services subsidiaries, had income of $113.9 million for the quarter and $309.4 million year-to-date in 1994 compared with income before
special items of $46.6 million for the quarter and $28.3 million year-to-date last year. All of the company's equipment businesses reported higher earnings for both the quarter and year-to-date compared with a year ago.
     The North American agricultural equipment operations
generated
larger operating profits in both the quarter and the first nine months compared with a year ago, reflecting higher production and sales volumes and continued improvements in operating efficiencies.
The North American lawn and grounds care equipment operations reported improved operating profits in both the third quarter and the first nine months of 1994 due to higher production and sales volumes, compared with last year's small third quarter operating loss and year-to-date operating profit. The North American industrial equipment operations showed improved operating profits in both the quarter and the first nine months of 1994 compared with last year's small third quarter and year-to-date operating
profits,
mainly as a result of higher production and sales volumes, and lower operating costs. The company's overseas operations had an operating profit in both the quarter and the first nine months of 1994 compared with last year's small operating profit for the quarter and small year-to-date operating loss before restructuring costs.  The improved overseas profitability resulted primarily from
lower operating costs generated by the restructuring of the company's European operations, as well as higher sales volumes compared with last year. The continuing restructuring of these operations should improve the division's position in the future. Operating profit is defined as income before interest expense, income taxes and certain other expenses.
     Net income of the financial services subsidiaries in 1994
was
$40.4 million for the third quarter and $119.4 million for the first nine months compared with income of $41.3 million and $122.0 million, respectively, for the same periods last year, excluding the cumulative effect of accounting changes. Net income of the credit operations for the third quarter of 1994 was $28.1 million compared to net income of $31.4 million in last year's third quarter. The decrease reflects lower gains from the sale of retail notes and slightly lower financing margins due to a competitive marketplace.
     Net income of the credit operations for the first nine
months
of 1994 was $82.1 million compared to income of $91.2 million in 1993, excluding the cumulative effect of accounting changes. The change in income for the first nine months primarily reflects the impact of a smaller average receivable and lease portfolio caused mainly by the sale of retail notes in 1993, as well as lower gains related to notes previously sold. These decreases were partially offset by higher securitization and servicing fee income from notes previously sold but still administered, coupled with a lower provision for credit losses.
     Net income of the insurance and health care operations was $12.3 million for the quarter and $37.3 million year-to-date compared with income of $9.9 million and $30.8 million, respectively, for the same periods last year, excluding accounting changes.  The increases reflect the continued profitable growth of
these businesses.
     "North American agricultural equipment retail sales during the
first three quarters of 1994 provide a sound base for operations
during the remainder of the year," Becherer said.   "The U.S.
Department of Agriculture continues to forecast farm net cash income for 1994 to be at one of the highest levels in history, and crop yields are expected to attain near-record levels. Although commodity prices have softened in response to the expected bumper crops, North American agricultural equipment demand is expected to continue at a strong level throughout 1994.
     "The European agricultural industry remains in the midst of fundamental change due to revisions to government agricultural policies," Becherer said. "Although the long-term, downward trend of European industry retail sales of agricultural equipment is expected to continue, the current outlook for 1994 anticipates industry retail sales being slightly higher than 1993 levels.
     "The North American economy has continued to expand in 1994 despite recent increases in interest rates," Becherer said.
"This
expansion should continue to provide a solid foundation for industrial and lawn and grounds care equipment retail sales during the remainder of the year.
     "In response to retail demand, we have again increased our North American production schedules," Becherer said. "As a result,
1994 worldwide production tonnage is now anticipated to be 17 percent higher than 1993 output, up from our prior estimate of 16 percent. Worldwide agricultural equipment production tonnage is expected to be up approximately 15 percent from last year, when dealer receivables were reduced by $146 million. Lawn and grounds care equipment production tonnage is expected to be 19 percent higher than 1993 and industrial equipment production tonnage is 23 percent higher than a year ago.
     "Worldwide production during the last quarter of 1994 is expected to be up 11 percent over the same period last year, despite the planned production changeover associated with the introduction of our new large row-crop tractor line," Becherer said. "The introduction of the new 8000-series tractors is the final step in our multi-year effort to completely replace our tractor line with new models. This important new product was enthusiastically received at our recent product introductory meetings for dealers, and will be introduced to the marketplace during September.
     "Retail sales activity for all of our businesses remains strong and the results of the company's equipment operations have improved significantly in 1994," Becherer said. "Our operating margins in 1994 have improved, reflecting both the effects of higher volumes, as well as the results of our continuing efforts to improve quality, reduce costs and enhance productivity. We continue to emphasize growth and improved profitability in all aspects of our business. The steps we have been implementing to improve efficiencies should continue to yield important benefits to our company in the future."
                                     #  #  #
     The following information is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
     John Deere Capital Corporation's net income was $25.8
million
in the third quarter of 1994 compared with $28.6 million in the same period last year. The decrease reflects lower gains from the sale of retail notes and slightly lower financing margins due to
a
competitive marketplace.
     For the first nine months of 1994, net income was $74.7 million, compared with income of $82.8 million in 1993, excluding the cumulative effect of accounting changes ($79.0 million after the accounting changes). Compared with last year, income for the first nine months of 1994 was unfavorably affected by the impact of a smaller average receivable and lease portfolio caused mainly by the sale of retail notes in 1993, and lower gains related to notes previously sold. These decreases were partially offset by higher securitization and servicing fee income from retail notes previously sold but still administered and a lower provision for
credit losses.      The average receivable and lease portfolio
financed
was approximately four percent lower during the first nine months of this year compared with a year ago.
     Total receivable and lease acquisitions increased by 15 percent for the quarter and 14 percent year-to-date compared with the same periods last year. The higher acquisitions during the first nine months were attributable to increased volumes of retail notes, revolving charge accounts and wholesale receivables. Net credit receivables and leases financed by John Deere Capital Corporation were $4.134 billion at July 31, 1994 compared with $3.710 billion one year ago. The increase in the receivable and lease portfolio financed resulted mainly from a higher balance of John Deere notes and leases, and revolving charge accounts. Net credit receivables and leases administered, which include receivables previously securitized and sold, amounted to $4.947 billion at July 31, 1994 compared with $4.670 billion at July 31, 1993.
                                     #  #  #
The attached data accompany this press release.


                     Third Quarter 1994 Press Release


     Income (loss):
     (millions of dollars)

                                   Three Months      Nine Months
                                      Ended             Ended
                                     July 31           July 31
                                  1994    1993    1994     1993

     Income before restructuring
       charges as originally
       reported                  $157.7  $100.1   $434.0   $182.7

     Restatement of 1993 income
       due to accounting changes*         (9.3)          (1,133.1)

     Income (loss) before
       restructuring charges
       as restated               157.7    90.8    434.0    (950.4)

     Restructuring charges                                    80.0

     Net income (loss) as
       restated                 $157.7   $90.8   $434.0  $(1,030.4)


     * After-tax incremental and cumulative adjustments for the adoption of FASB Statement Nos. 106 and 112.

                          THIRD QUARTER 1994 PRESS RELEASE

     Net sales and revenues:
     (millions of dollars)

                          Three Months Ended  Nine Months Ended
                               July 31             July 31
                                          %                   %
                           1994   1993 Change  1994   1993 Change

     Net sales:

      Agricultural
      equipment          $1,194 $1,091  + 9  $3,413  $2,897  +18
       Industrial
          equipment         453    396  +14   1,193     966  +23
       Lawn and grounds
         care equipment      332    240  +38     908    767  +18
      Total net sales      1,979  1,727  +15   5,514  4,630  +19
     Financial Services
       revenues              324    297  + 9     931    873  + 7
     Other revenues           24     25  - 4      69     75  - 8
        Total net sales
        and revenues      $2,327 $2,049  +14  $6,514 $5,578  +17


   United States and Canada:

   Equipment net sales     $1,444 $1,291 +12  $4,227 $3,460  +22
       Financial Services
         revenues           324    297   + 9     931    873  + 7
      Total                1,768  1,588  +11   5,158  4,333  +19
     Overseas net sales     535    436   +23   1,287  1,170  +10
     Other revenues          24     25  - 4      69     75   - 8
         Total net sales
       and revenues      $2,327 $2,049  +14  $6,514 $5,578   +17


     Selected balance sheet data:
     (millions of dollars)
                                 July 31    October 31   July 31
                                     1994        1993        1993

     Equipment Operations:
       Dealer accounts and notes
         receivable - net          $2,982      $2,794      $2,848
       Inventories                 $  736      $  464      $  610

     Financial Services:
       Credit receivables and leases
         financed - net            $4,562      $3,758      $4,081
       Credit receivables and leases
         administered - net        $5,375      $5,195      $5,041
       Insurance and health care
         companies' assets         $1,629      $1,453      $1,426

     Average shares
          outstanding          86,068,341  77,291,186  77,291,186